Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KAMAN CORPORATION

The certificate of incorporation of Kaman Corporation, as amended to this date, is further amended and restated in its entirety under the Connecticut Business Corporation Act, as amended from time to time (the “Act”) to read as follows:.

FIRST:  The name of the corporation is Kaman Corporation (the “corporation”).

SECOND:  The authorized capital stock of the corporation is 100 shares of Common Stock, par value $0.01 per share.

THIRD:  The nature of the business to be transacted, and the purposes to be promoted or carried out by the Corporation, are to engage in any lawful act or activity for which corporations may be formed under the Act.  The Corporation shall have all powers granted by law and all powers granted in the Act, as the same may be amended from time to time.

FOURTH:  The personal liability of any director to the Corporation or its shareholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (2) of Section 33-840 of the Act, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation, or (e) create liability under Section 33-757 of the Act.  Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a director existing at or prior to the time of such repeal or modification.

FIFTH:  1. The Corporation shall, to the fullest extent permitted by the Act, indemnify (i) its directors and officers and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case for liability (including any obligation to pay a judgment, settlement, penalty, fine or excise tax, or reasonable expenses incurred with respect to any proceeding) to any person for any action taken, or any failure to take any action, as a director or officer or other such role, except liability that (a) involved a knowing and culpable violation of law by the director or officer, (b) enabled the director or officer or an associate, as defined in subdivision (2) of Section 33-840 of the Act, to receive an improper personal economic gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director or officer to the Corporation under circumstances in which the director or officer was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's or officer’s duty to the Corporation, or (e) created liability under Section 33-757 of the Act.  For purposes of this Article FIFTH, a “proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.  Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a director or officer existing at or prior to the time of such repeal or modification.  The indemnification provided for herein shall not be deemed exclusive of any other rights to indemnification, whether under the Bylaws or any agreement, by vote of shareholders or disinterested directors or otherwise.

2.          The indemnification rights provided in this Article shall inure to the benefit of the heirs, executors and administrators of the director or officer.

3.          Expenses incurred by a director or officer in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Corporation as authorized by the Act.

4.          For purposes of Articles FOURTH and FIFTH, references to directors and officers shall include former directors and officers, and references to sections of the Act shall include any amendments to such sections or any successors to such sections of the Act.

SIXTH:  The Registered Agent of the corporation is CT Corporation System, 67 Burnside Avenue, East Hartford 06108.

SEVENTH:  No shareholder of the Corporation shall have any preemptive rights with respect to any offering or sale by the Corporation for cash or otherwise of any share of the capital stock of the Corporation or any securities convertible into any of such shares, including, without limitation, warrants, rights to subscribe and options to acquire shares.